EXHIBIT 5.1

                        GERSTEN, SAVAGE & KAPLOWITZ, LLP
                              101 East 52nd Street
                          New York, New York 10022-6018

                                              October 27, 2000

ACTV, Inc.
1270 Avenue of the Americas
New York, New York 10020

      Re:   ACTV, Inc. Registration Statement on Form S-3
            Registration No. 333-

Ladies and Gentlemen:

      In connection with the referenced Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act (the "Rules"), we have been requested by ACTV, Inc., a Delaware corporation (the "Company"), to furnish our opinion as to the legality of the offering of 1,548,925 shares (the "Selling Security Holders' Shares") of the Company's common stock, par value $0.10 per share (the "Common Stock"). The Selling Security Holders" Shares may be sold by security holders who have previously acquired such shares of Common Stock from the Company.

      In connection with the furnishing of this opinion, we have reviewed such records and documents and made such examination of law as we may have deemed relevant. We also have examined and relied upon representations as to factual matters contained in certificates of officers of the Company, and have made those other investigations of fact and law and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of those documents, records, certificates or other instruments, and upon factual information otherwise supplied to us, as in our judgment are necessary or appropriate to render the opinions expressed below.

      In addition, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of original documents to all documents submitted to us as certified, photostatic, reproduced or conformed copies, the authenticity of all the latter documents and the legal capacity of all individuals who have executed any of the documents reviewed by us.

      Based upon the foregoing, we are of the opinion that (i) the Selling Security Holders" Shares are duly authorized and when issued, delivered and paid for as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

      Our opinions expressed above are limited to the General Corporation Law of the State of Delaware. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Our opinion is rendered only with respect to laws and the rules, regulations and orders under them, which are currently in effect.
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      We hereby consent to the use of this opinion as an Exhibit to the
Registration Statement and to the use of our name under the heading "Legal Matters" contained in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or the Rules.

                                       Very truly yours,


                                       GERSTEN, SAVAGE & KAPLOWITZ, LLP